EXHIBIT 99.1

Escalade Reports Second Quarter 2024 and Year to Date 2024 Results

EVANSVILLE, IN, July 25, 2024 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced second quarter and year to date results for 2024.

SECOND QUARTER 2024

(As compared to the second quarter 2023)

●	Net sales were $62.5 million, a decline of 7.7%
●	Operating income was $4.5 million compared to $6.3 million in 2023
●	Net income of $2.8 million, or $0.20 earnings per diluted share vs. $3.6 million, or $0.26 per diluted share for 2023

SIX MONTHS ENDED JUNE 30, 2024

(As compared to the first half 2023)

●	Net sales were $119.8 million, a decline of 3.9%
●	Operating income was $7.5 million compared to $6.4 million in 2023
●	Net income of $4.6 million, or $0.33 per diluted share vs. $2.7 million, or $0.20 per diluted share for 2023

For the second quarter ended June 30, 2024, Escalade reported net income of $2.8 million, or $0.20 per diluted share, versus net income of $3.6 million, or $0.26 per diluted share for the second quarter in 2023. Total net sales declined 7.7% on a year-over-year basis in the second quarter, due to softening consumer demand and channel inventory destocking, particularly in our indoor/outdoor games categories, partly offset by growth in our Stiga table tennis, Bear Archery, and Brunswick Billiards brands.

For the six months ended June 30, 2024, Escalade reported net income of $4.6 million, or $0.33 per diluted share, versus $2.7 million, or $0.20 per diluted share for the first half of 2023. Total net sales declined 3.9% on a year-over-year basis in the first half of 2024 again due to softening consumer demand and channel destocking, partly offset by growth in our table tennis, basketball, and archery categories.

Escalade reported second quarter gross margin of 24.2%, a decline of 40 basis points versus the prior-year quarter, primarily driven by lower fixed cost absorption, increased customer program spending, and severance related expenses associated with the Company’s ongoing asset optimization initiative.

The Company generated $13.3 million of cash flow from operations in the second quarter 2024, compared to $8.4 million for the same quarter in 2023. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) declined 23.9% to $5.8 million in the second quarter 2024, versus $7.7 million in the prior-year period.

Total debt at the end of the quarter was $43.2 million, down from $84.0 million at the end of the second quarter last year.

As of June 30, 2024, the Company had total cash and equivalents, and availability on its senior secured revolving credit facility maturing in 2027 of $71.4 million. At the end of the second quarter 2024, net debt (total debt less cash) was 1.7x trailing twelve-month EBITDA.

Escalade announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on October 7, 2024 and payable on October 14, 2024.

MANAGEMENT COMMENTARY

“As consumers and our retail partners adopt a more cautious stance toward their near-term spending outlook for discretionary recreational goods, we’ve continued to prioritize operating discipline and balance sheet optimization, consistent with our long-term focus on maximizing shareholder value,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “During the second quarter, cash flow from operations increased nearly 60% versus the prior-year period, supporting a further reduction in outstanding indebtedness and improving our net leverage. With a strengthened balance sheet, a leading portfolio of recreational brands, and a proven track record of weathering market fluctuations, we are confident in our ability to achieve profitable growth as we approach a cyclical recovery."

“During the second quarter, our operating margins were unfavorably impacted by a combination of lower fixed cost absorption and higher promotional activity, offset by continued cost reduction actions designed to further optimize both our supply chain and manufacturing footprint,” continued Glazer. “Entering the third quarter, we initiated additional cost rationalization programs to further reduce fixed overhead expenses, as we continue to align our operating footprint with the current demand environment. Even with the cautious demand outlook for the second half of 2024, we continue to see the opportunity for margin improvement for the full year 2024, when compared to 2023.”

“As part of our continued focus on our asset base, we have made good progress on the divestiture of our Mexico operations,” continued Glazer. “Beyond our Mexico operations, we continue to focus on maximizing our return on assets and took further steps to rationalize our domestic footprint during the second quarter.”

“At a category level, our second quarter net sales reflect solid demand for our Stiga table tennis, Bear Archery, and Brunswick Billiards product assortments,” continued Glazer. “However, as we progressed through the second quarter, our retail partners became incrementally more cautious in many categories, opting to keep channel inventory low amid concerns around the pace of consumer demand. Mass merchant, specialty dealer and third-party e-commerce channel sales were all soft during the quarter, partly offset by 15% growth in international sales and 28% growth in our owned e-commerce sales. Overall, our differentiated branded products continue to resonate with consumers, and we believe that our strong portfolio of brands position us to outperform the broader recreational equipment market as we move through this economic cycle.”

“We repaid nearly $10.4 million of debt during the second quarter, bringing our ratio of net debt to trailing-twelve month EBITDA to 1.7x as of June 30, 2024, well within our long-term target of 1.5x to 2.5x,” continued Glazer. “While we continue to target further repayment of our high-interest variable rate debt during the second half of the year, we will also begin to evaluate other opportunities to maximize shareholder value aligned with our long-term capital allocation strategy. We will continue to prioritize investment in our brands and new product development, consistent with our commitment to promoting the healthy, active lifestyles that define our valued consumers.”

CONFERENCE CALL

A conference call will be held Thursday, July 25, 2024, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-300-8521
International Live:	1-412-317-6026

To listen to a replay of the teleconference, which subsequently will be available through August 8, 2024:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10190860

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment. Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: Escalade’s ability to achieve its business objectives; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, terrorism, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; the impact of management’s conclusion, in consultation with the Audit Committee, that material weaknesses existed in the Company’s internal control procedures over financial reporting; the evaluation and implementation of remediation efforts designed and implemented to enhance the Company’s control environment, which remediation efforts are ongoing; the potential identification of one or more additional material weaknesses in the Company’s internal control of which the Company is not currently aware or that have not yet been detected; the Company’s inability or failure to fully remediate material weaknesses in our internal control procedures over financial reporting or any other material weaknesses in the future could result in material misstatements in our financial statements; Escalade’s ability to control costs, including managing inventory levels; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing, to maintain compliance with the terms of such financing and to manage debt levels; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security or privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; potential residual impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
All Amounts in Thousands Except Per Share Data	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net sales	$62,526	$67,771	$119,830	$124,702

Costs and Expenses
Cost of products sold	47,415	51,124	90,365	97,003
Selling, administrative and general expenses	10,063	9,769	20,764	20,052
Amortization	591	620	1,184	1,240

Operating Income	4,457	6,258	7,517	6,407

Other Income (Expense)
Interest expense	(730)	(1,580)	(1,465)	(2,955)
Other income	3	7	6	25

Income Before Income Taxes	3,730	4,685	6,058	3,477

Provision for Income Taxes	886	1,043	1,439	787

Net Income	$2,844	$3,642	$4,619	$2,690

Earnings Per Share Data:
Basic earnings per share	$0.21	$0.27	$0.33	$0.20
Diluted earnings per share	$0.20	$0.26	$0.33	$0.20

Dividends declared	$0.15	$0.15	$0.30	$0.30

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	June 30, 2024	December 31, 2023	June 30, 2023
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$362	$16	$577
Receivables, less allowance of $489; $652; and $355; respectively	47,829	49,985	54,975
Inventories	86,571	92,462	111,676
Prepaid expenses	2,461	4,280	3,925
Prepaid income tax	1,829	88	1,518
TOTAL CURRENT ASSETS	139,052	146,831	172,671

Property, plant and equipment, net	23,441	23,786	24,261
Assets held for sale	2,459	2,653	2,823
Operating lease right-of-use assets	7,905	8,378	8,669
Intangible assets, net	27,456	28,640	29,880
Goodwill	42,326	42,326	42,326
Other assets	427	391	455
TOTAL ASSETS	$243,066	$253,005	$281,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	12,798	9,797	14,680
Accrued liabilities	9,222	15,283	9,897
Current operating lease liabilities	1,077	1,041	1,002
TOTAL CURRENT LIABILITIES	30,240	33,264	32,722

Other Liabilities:
Long‑term debt	36,024	43,753	76,809
Deferred income tax liability	3,125	3,125	4,516
Operating lease liabilities	7,398	7,897	8,222
Other liabilities	297	387	407
TOTAL LIABILITIES	77,084	88,426	122,676

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,877,302; 13,736,800; and 13,736,800; shares respectively	5,406	4,480	3,389
Retained earnings	160,576	160,099	155,020
TOTAL STOCKHOLDERS' EQUITY	165,982	164,579	158,409
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$243,066	$253,005	$281,085

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
All Amounts in Thousands	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net Income (GAAP)	$2,844	$3,642	$4,619	$2,690

Interest expense	730	1,580	1,465	2,955
Income tax expense	886	1,043	1,439	787
Depreciation and amortization	1,378	1,402	2,751	2,798

EBITDA (Non-GAAP)	$5,838	$7,667	$10,274	$9,230